Exhibit 10.4

FORM OF PROMISSORY NOTE
$6,000,000.00	Denver, Colorado
May 30, 2014

FOR VALUE RECEIVED, the undersigned, Lilis Energy, Inc., a Nevada corporation (“Borrower”), hereby promises to pay to the order of Hexagon, LLC, a Colorado limited liability company (“Lender”), the principal sum of Six Million Dollars ($6,000,000.00), together with interest on the unpaid principal balance thereof, both principal and interest payable as herein provided in lawful money of the United States of America at the offices of Lender, 730 17th Street, Suite 800, Denver, Colorado 80202, or at such other place as from time to time may be designated by the holder of this Note.  This Note is (i) issued pursuant to the terms of that certain Settlement Agreement, dated of even date herewith, by and among Borrower, Lender, Labyrinth Enterprises LLC, a Colorado limited liability company, The Reiman Foundation and Scott J. Reiman (the “Settlement Agreement”) and (ii) referred to as the “Replacement Note” in the Settlement Agreement.

1.	Payment of Principal and Interest.

a.	The principal balance of this Note and all accrued and unpaid interest shall be due and payable on May 30, 2016 (the “Maturity Date”).

b.
Interest shall accrue on the outstanding principal balance at a rate equal to eight percent (8%) per year, from the date hereof until this Note is paid in full.  Interest shall be computed on the basis of the actual number of days elapsed and a 365-day year.

c.
So long as this Note shall be outstanding, on the last day of each calendar month of each year or, if such day is not a business day, the last business day immediately preceding such date, commencing June 30, 2014 and thereafter (the “Monthly Payment Date”), the Borrower shall make to the Lender a cash payment of ninety thousand dollars ($90,000) (the “Monthly Payment”).

d.	Borrower may, at its option, prepay at any time and from time to time, all or any part of the outstanding principal balance and accrued and unpaid interest due on this Note.

e.	Each payment received hereunder shall, unless otherwise specified in writing by the holder in advance, be applied first to accrued but unpaid interest, and thereafter to principal.

2.	Events of Default. The occurrence of any one of the following shall constitute a default by the Borrower (an “Event of Default”) under this Note:

a.
the Borrower defaults in making (i) a Monthly Payment within five (5) business days after a Monthly Payment Date or (ii) the payment of principal and accrued but unpaid interest on this Note on the Maturity Date;

b.
the Borrower (i) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (ii) makes an assignment for the benefit of its creditors, (iii) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (iv) is adjudicated as insolvent or to be liquidated, or (v) takes corporate action for the purpose of any of the foregoing;

c.
a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Borrower, a custodian, receiver, trustee, or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Borrower, or any such petition shall be filed against the Borrower and such petition shall not be dismissed within 60 days;

d.	the Borrower breaches any representations and warranties contained in, or defaults with respect to any of its obligations under, the Settlement Agreement;

e.
The Borrower defaults under any loan, extension of credit, security agreement or other agreement, in favor of any other creditor involving $500,000 or more, individually or in the aggregate, and such creditor declares a default and accelerates the amount outstanding thereunder, and Borrower fails to cure such default within the applicable cure period under such agreement, if any; or

f.
if one (1) or more judgments or orders for the payment of money shall be rendered against the Borrower in an amount in excess of $500,000 and such judgment or order (i) shall continue unsatisfied and unstayed (unless bonded with a supersedeas bond at least equal to such judgment or order) for a period of thirty (30) days, or (ii) is not fully paid and satisfied at least ten (10) days prior to the date on which any of its assets may be lawfully sold to satisfy such judgment or order.

3.
Remedies. In the event that one or more Events of Default shall have occurred and be continuing, the Lender may at its option by written notice to the Borrower declare any principal of and the accrued and unpaid interest on this Note to be immediately due and payable, and thereupon the same shall become so due and payable, without presentment, demand, protest or further notice, all of which are hereby waived by the Borrower.  If the Borrower fails to make a Monthly Payment on or before any Monthly Payment Date, or fails to make payment of all principal and accrued but unpaid interest on this Note on the Maturity Date, then additional interest at the rate of ten percent (10%) per annum shall accrue on such unpaid amounts until such amounts are paid.

4.	Cancellation. After all principal and accrued interest at any time owed on this Note have been paid in full, this Note will be surrendered to the Borrower for cancellation and will not be reissued.

5.
Maximum Legal Rate. Notwithstanding the foregoing paragraph and all other provisions of this Note, in no event shall the interest payable hereon, whether before or after maturity, exceed the maximum amount of interest that, under applicable law, may be contracted for, charged, or received on this Note.

6.
Attorneys’ Fees.  If this Note is placed in the hands of an attorney for collection after default, or if all or any part of the indebtedness represented hereby is proved, established or collected in any court or in any bankruptcy, receivership, debtor relief, probate or other court proceedings, Borrower agrees to pay reasonable attorneys’ fees and collection costs to the holder hereof in addition to the principal and interest payable hereunder.

7.
GOVERNING LAW. ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF COLORADO, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF COLORADO OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF COLORADO.

8.
Submission to Jurisdiction.  Each of the Borrower and the Lender submits to the jurisdiction of any state or federal court sitting in the City and County of Denver, in any action or proceeding arising out of or relating to this Note and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.  Each of the Borrower and the Lender waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of the other party with respect thereto.

9.
Indemnification.  If after receipt of any payment of all or part of the amounts due hereunder, Lender is for any reason compelled to surrender such payment to any person or entity, because such payment is determined to be void or voidable as a preference, impermissible setoff, or diversion of trust funds, or for any other reason, this Note will continue in full force and effect and Borrower will be liable to, and will indemnify, save and hold Lender, its officers, directors, attorneys, and employees harmless of and from the amount of such payment surrendered.  The provisions of this Section will be and remain effective notwithstanding any contrary action which may have been taken by Lender in reliance on such payment, and any such contrary action so taken will be without prejudice to Lender’s rights under this Note and will be deemed to have been conditioned upon such payment becoming final, indefeasible and irrevocable.  In addition, Borrower will indemnify, defend, save and hold Lender, its officers, directors, attorneys, and employees harmless of, from and against all claims, demands, liabilities, judgments, losses, damages, costs and expenses, joint or several (including all accounting fees and attorneys’ fees reasonably incurred), that Lender or any such indemnified party may incur arising out of this Note, the Settlement Agreement, or any act taken by Lender hereunder except for the willful misconduct or gross negligence of such indemnified party.  In no event shall Lender be liable to Borrower for any consequential, incidental, indirect, punitive, special or similar damages of any nature whatsoever, even if Lender has been advised of the possibility of such damages occurring.  The provisions of this Section will survive the termination of this Note and the Settlement Agreement.

10.
WAIVER OF JURY TRIAL. The parties hereto acknowledge and agree that there may be a constitutional right to a jury trial in connection with any claim, dispute or lawsuit arising between or among them, but that such right may be waived.  Accordingly, the parties agree that, notwithstanding such constitutional right, in this commercial matter the parties believe and agree that it shall in their best interests to waive such right, and, accordingly, hereby waive such right to a jury trial, and further agree that the best forum for hearing any claim, dispute, or lawsuit, if any, arising in connection with this Note, the Settlement Agreement, or the relationship between the parties hereto, in each case whether now existing or hereafter arising, or whether sounding in contract or tort or otherwise, shall be a court of competent jurisdiction sitting without a jury. THIS WAIVER SHALL NOT IN ANY WAY AFFECT, WAIVE, LIMIT, AMEND OR MODIFY LENDER’S ABILITY TO PURSUE REMEDIES HEREUNDER, IN THE SETTLEMENT AGREEMENT OR ANY OTHER AGREEMENT, INSTRUMENT OR DOCUMENT RELATED THERETO.

[Signatures Follow]

IN WITNESS WHEREOF, and intending to be legally bound hereby, Borrower has executed this Promissory Note the day and year first above written.

LILIS ENERGY, INC.

By:
Name:	Abraham Mirman
Title:	Chief Executive Officer